                                                               Exhibit 10.(a)(g)

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (this "Agreement") dated as of the day of February, 1998, effective as of the first day of June, 1997 (the "Effective Date"), by and among D.G. Jewellery of Canada, Ltd., a province of Ontario, Canada corporation ("Parent") with a principal place of business at 1001 Petrolia Road, North York, Ontario, Canada M3J 2X7, Aviv, Inc., a Delaware corporation with a principal place of business at 1001 Petrolia Road, North York, Ontario, Canada M3J 2X7 ("Buyer"), Aviv, Inc., a Texas corporation with a principal place of business at 4665 Southwest Freeway, Houston, Texas 77027 ("Seller"), New York Gold & Diamond Exchange, Inc., a Texas corporation with a principal place of business at 4665 Southwest Freeway, Houston, Texas 77027 ("Subsidiary"), Gadi Beer, an individual residing at 49 Briar Hollow #1102, Houston, Texas 77027 ("Beer"), Allan Wayne, an individual residing at 12107 Almond Grove Court, Houston, Texas 77077 ("Wayne") and Steven Cash, an individual residing at 10220 Memorial #5, Houston, Texas 77024 ("Cash" and, together with Beer and Wayne, the "Stockholders").

                                   WITNESSETH:

         WHEREAS, Seller and Subsidiary engage in a business which manufactures, advertises, markets and/or sells jewelry and conducts related activities (the "Business");

         WHEREAS, Subsidiary is a direct, wholly-owned subsidiary of Seller;

         WHEREAS, the Stockholders are the owners, beneficially and of record of, in the aggregate, one hundred percent (100%) of the issued and outstanding shares of Common Stock, $.50 par value per share, of Seller (the "Aviv Common Stock"); and

         WHEREAS, Buyer desires to acquire substantially all of the assets of Seller and Subsidiary, and Seller and Subsidiary desire to sell such assets to Buyer, all on the terms and conditions set forth herein.

         NOW, THEREFORE, for full and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE 1
                                PURCHASE AND SALE

         1.1 The Purchase and Sale. Upon the terms and conditions contained in this Agreement, on the Closing Date (as defined in Section 1.3 below), effective as of the Effective Date, Seller and Subsidiary shall each sell, assign, transfer, set over, convey and deliver to Buyer, and Buyer shall purchase from Seller and Subsidiary, all of Seller and Subsidiary's respective right, title and interest in, to and under the Purchased Assets (as defined below) for the Purchase Price (as defined below), free and clear of all security interests, liens, claims, charges, restrictions, mortgages, third-party interests, equities or encumbrances of any kind (each, a "Lien") save and except Liens to secure the debt in favor of Rhode Island Hospital Trust and/or Bank of Boston described on
Schedule 2.16(d). The "Purchased Assets" means all of the assets of every kind and nature, real, personal and mixed, tangible and intangible, wherever located, owned by, used by or held for use by Seller or Subsidiary, including any and all of the following assets of Seller and Subsidiary (except, and only except, the Excluded Assets):

             1.1.1 Cash; Bank Accounts. All cash and cash equivalents and all amounts held in bank accounts and other similar accounts (the "Bank Accounts").

             1.1.2 Accounts and Instruments. All accounts, instruments and chattel paper (as such terms are defined in Article 9 of the Uniform Commercial Code currently in effect in the State of Texas), including all trade receivables and non-trade receivables.

             1.1.3 Inventory. All inventory, including all finished goods, raw materials (if any), work in progress (if any) and supplies ("Inventory").

             1.1.4 Machinery, Equipment, Fixtures and Supplies. All machinery and equipment, test equipment, office equipment, vehicles and other transportation equipment, accessories, tools, spare parts, molds, dies, patterns and gauges, fixtures, furniture, supplies relating to the foregoing and other similar personal property.

             1.1.5 Leasehold Interests. All leasehold interests in real and personal property held by Seller or Subsidiary (including all rights under leases) and rights of Seller or Subsidiary in leasehold improvements.

             1.1.6 Customer and Supplier Information. All current or historical information relating to customers, vendors or other suppliers, including all customer lists, mailing lists, customer price lists, customer files, customer account histories, vendor and supplier lists, vendor and supplier price lists and other correspondence and other recorded knowledge relating to customers, vendors or suppliers.

             1.1.7 Proprietary Technology; Other Information. All proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), processes, market research and other data, computer software and programs, formulae, inventions and other ideas, current and historical information relating to products purchased or sold by Seller or Subsidiary (or contemplated to be purchased or sold), including all sales literature, sales data and other related information (including correspondence and recorded knowledge) and all other current and historical information relating to the Purchased Assets, including employee records and other information pertaining to the Business, and all computer disks and other media on which such information is stored.

             1.1.8 Goodwill. All goodwill.

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             1.1.9 Permits; Intellectual Property; Contract Rights; Prepaid
Assets; Insurance Policies; Other Assets. All of the following: (a) all rights, to the extent transferable under applicable law, in and to all authorizations, permits, licenses, registrations, other Regulatory Approvals, franchises, variances, consents, clearances, waivers, certificates, other approvals and similar writings, including certificates of occupancy, issued by any governmental entity ("Permits"); (b) all rights in and to all United States and foreign trademarks, patents, copyrights, trademark, patent and/or copyright applications, trade names, service marks and the like (including the name "Aviv, Inc." and "New York Gold & Diamond Exchange, Inc." and any derivatives thereof), all other intellectual property whether arising under statute, common law or otherwise, and whether registered or unregistered, all goodwill associated with the foregoing and the right to sue for infringements of any of the foregoing prior to the Effective Date ("Intellectual Property"); (c) all of Seller and Subsidiary's rights under all material contracts, mortgages, indentures, leases, subleases, notes, bonds, deeds of trust, licenses, sublicenses, purchase orders, sales order, consignment agreements, undertakings, understanding, plan, commitment, arrangement, instrument, commitment or other agreement, oral or written, formal or informal, to which Seller or Subsidiary is a party or has rights (each a "Contract") other than the Excluded Contracts (as defined in 1.7.5 below); (d) all prepaid or deferred expenses, including all advertising and promotional materials, catalogs and labels; (e) all plans, blueprints, drawings, surveys, engineering reports, appraisal reports and other similar property; (f) all warranties, guarantees and rights of indemnity, at common law, by contract or otherwise to the extent relating to any of the other Purchased Assets; (g) all other rights relating to the Purchased Assets, including all guaranties, security agreements and other collateral in respect of any such assets and claims now existing or hereafter arising relating thereto; (h) other than the policies set forth on Schedule 1.1.9 (the "Excluded Policies"), all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller and Subsidiary (the "Insurance Policies"), the cash surrender value of the Excluded Policies (including all amounts pledged to the Small Business Administration (the "Pledged Cash Surrender Value")) (the "Cash Surrender Values") (which, for the avoidance of doubt, such cash surrender values of all of the Excluded Policies shall be Purchased Assets), and all rights to receive proceeds of insurance and condemnation awards payable on or after the Effective Date with respect to any damage, destruction, loss, condemnation or taking of any Purchased Asset; (i) all security deposits; (j) all claims and other causes of action inuring to Seller or Subsidiary's benefit; (k) all trade and similar association memberships; and (l) all UCC consignment notice filings related to any of the Purchased Assets naming Seller or Subsidiary as secured party/consignor.

             1.1.10 Tax Refunds. All of Seller and/or Subsidiary's rights to and claims for federal and state income, customs, excise, franchise and sales and use tax refunds, insurance refunds and real and personal property tax refunds, each relating to operations prior to or after the Effective Date but not after the Closing Date.

         Notwithstanding the foregoing enumeration of assets, it is the purpose and intent of the parties that Buyer is acquiring, and Seller and Subsidiary are selling, and the term "Purchased Assets" includes, all assets, property, rights and interests of Seller and Subsidiary other than the Excluded Assets, whether or not above enumerated. For purposes of the transactions contemplated by this Agreement, Seller and Subsidiary shall have deemed to have used the Purchased Assets to operate the Business as agent for Buyer (provided, however, that the foregoing shall not be deemed to affect the liability of Seller, Subsidiary or Stockholders hereunder).

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         1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the
Purchased Assets shall not include any of the following assets (the "Excluded Assets"):

             1.2.1 Consideration Under This Agreement. The consideration to be delivered to Seller and Subsidiary pursuant to this Agreement for the Purchased Assets and all rights of Seller and Subsidiary under this Agreement.

             1.2.2 Stock of Subsidiary. The capital stock of Subsidiary.

             1.2.3 Corporate Records. The certificate of incorporation, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization, corporate proceedings and capitalization of Seller and Subsidiary.

             1.2.4 Tax Records. The tax records of Seller and Subsidiary to the extent the same do not constitute books of account, subject, however, to the rights of Buyer to inspect such tax records after the Closing during reasonable hours upon reasonable prior written notice.

         1.3 Closing. The closing of the purchase and sale contemplated by this Agreement (the "Closing") shall take place at the offices of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, One Riverfront Plaza, Newark, New
Jersey 07102-5400 on February   , 1998, or at such other place, date and time as
the parties may agree in writing (the "Closing Date").

         1.4 Purchase Price. As the purchase price for the Purchased Assets (the "Purchase Price"), at the Closing Seller shall assume all of the Assumed Liabilities, as set forth in Section 1.6 below.

         1.5 Allocation of Purchase Price. The Purchase Price shall be allocated in the manner set forth on Schedule 1.5. The parties hereto agree that (a) the allocation of the Purchase Price hereunder to items, classes and categories of the Purchased Assets as set forth in Schedule 1.5 reflects and constitutes arms-length negotiations between the parties, and (b) the foregoing allocation is reasonable based on the parties' estimates of the fair market value as of the Effective Date of each such class of Purchased Assets. The allocation reflected in this Section 1.5 shall be binding on the parties for United States and state income tax purposes and shall be consistently reflected by each party on its United States and state income tax returns.

         1.6 Assumption of Assumed Liabilities by Buyer. Buyer shall, at the Closing, assume and agree to pay, perform and discharge the Assumed Liabilities. For purposes of this Agreement, "Assumed Liabilities" means

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             1.6.1 Seller and Subsidiary's obligations under the Contracts other than as set forth in Section 1.7.5 below.

             1.6.2 All trade payables and accounts payable in the amounts included in the Current Balance Sheet which are unpaid as at the Closing plus such other trade payables and accounts payable which are of the same nature as the trade payables and accounts payable reflected on the Current Balance Sheet and which have been incurred on or before the Closing Date in connection with the ordinary course of the business of Seller and/or Subsidiary.

             1.6.3 All accrued expenses and other liabilities in the amounts included in the Current Balance Sheet which are unpaid as at the Closing Date plus such other accrued expenses and other liabilities which have been incurred on or before the Closing in the ordinary course of business of Seller and Subsidiary and which are of the same nature as the accrued expenses and other liabilities historically reflected on the financial statements of Seller and/or Subsidiary.

             1.6.4 Intentionally omitted.

             1.6.5 The outstanding principal, interest, penalties and other sums owing by Seller and/or Subsidiary to The Bank of Boston/Rhode Island Hospital Trust (the "Bank") set forth on Schedule 2.16(d) immediately prior to the Closing.

             1.6.6 Twenty-five percent (25%) of the amounts owing by Seller to the Major Creditors (as defined in Section 2.8 below) as of October 1, 1997 (such assumed amounts being listed on Schedule 2.8(b)) and one hundred percent (100%) of the amounts owing by Seller to the Major Creditors after October 1, 1997 to the extent that Seller has provided Buyer with copies of, and Buyer has approved, the purchase orders relating to such amounts.

             1.6.7 All accrued vacation pay of employees of Seller and/or the Subsidiary and such accrued compensation of employees of Seller and/or Subsidiary incurred in the ordinary course of business since the last pay period prior to Closing and payroll taxes of Seller and/or Subsidiary incurred in the ordinary course of business since the last pay period prior to Closing which are of the same nature as the accrued compensation and payroll taxes historically reflected on the financial statements of Seller and/or Subsidiary.

It is confirmed and agreed that references in Sections 1.6.2 and 1.6.3 above to trade payables and accrued expenses included in the Current Balance Sheet or incurred thereafter do not include contingent liabilities. Notwithstanding the provisions of this Section 1.6, Buyer shall not assume any liabilities, commitments or other obligations of any kind or nature whatsoever, known or unknown, accrued, fixed, contingent or otherwise, liquidated or unliquidated, choate or inchoate, determined or non-determinable, due or to become due ("Liabilities") which are Excluded Liabilities pursuant to Section 1.7.

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         1.7 Non-Assumption of Excluded Liabilities. Buyer shall not assume, undertake, accept, be bound by or otherwise be responsible for any Liabilities other than the Assumed Liabilities. Notwithstanding the provisions of Section 1.6, and without limiting the generality of the foregoing, Assumed Liabilities shall not include Liabilities consisting of or arising out of, in connection with or otherwise relating to:

             1.7.1 Any Taxes (as defined in Section 2.18 below) except for payroll taxes assumed pursuant to Section 1.6.7 above.

             1.7.2 Any Liabilities to be borne by Seller, Subsidiary and/or any Stockholder hereunder.

             1.7.3 Any Liabilities to any affiliate of Seller, Subsidiary and/or any Stockholder, including all loans made by the Stockholders to Seller or Subsidiary or pursuant to any Contract (except as set forth in the Lease referred to in Section 5.1.8).

             1.7.4 Any claims (product liability or otherwise), whether made before or after the Closing Date, or any claims, controversies, demands, actions, suits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any governmental entity (each a "Proceeding"), whether commenced before or after the Closing Date, arising out of the Business or otherwise relating to Seller, Subsidiary and/or any Stockholder, prior to Closing Date, or otherwise arising out of any act or occurrence prior to, or any state or facts existing as of the Closing Date (regardless of whether or not referred to on a Schedule to this Agreement or otherwise disclosed or known to Buyer).

             1.7.5 Any Contract of Seller or Subsidiary (a) listed on Schedule
1.7.5 hereto (the "Excluded Contracts"), or (b) not effectively assigned to Buyer which Buyer does not directly receive the benefits of.

             1.7.6 Indebtedness for borrowed money other than as specified on
Schedule 1.7.6 or as specifically assumed pursuant to Section 1.6.5.

             1.7.7 The employment prior to the Closing Date by Seller or Subsidiary of former employees of Seller or Subsidiary or specific events and occurrences arising from the employment prior to the Closing Date by Seller or Subsidiary of current employees, whether or not they become employees of Buyer on the Closing Date, including severance payable to such persons that relates to the fact that certain employees of Seller or Subsidiary will at the Closing Date become employees of Buyer, severance Liabilities arising from the termination of employment by Seller or Subsidiary caused by the transactions contemplated hereby, severance liabilities to those employees who do not become employees of Buyer and any other severance liabilities of Seller or Subsidiary.

             1.7.8 The employment prior to the Closing Date by Seller or Subsidiary of any employees who become employed by Buyer on the Closing Date, to the extent such Liabilities arise out of (A) any present or terminated employee benefit plan of any kind or nature, oral or written, including Seller or Subsidiary's profit sharing plan, any "Top Hat" plan for a select group of employees, any non-qualified deferred compensation plan (whether funded or not), any split dollar life insurance agreement between Seller or Subsidiary and any employee, and any agreement to pay a disability or death benefit on behalf of any employee (including any such requirement under the terms of any shareholders' agreement to which Seller or Subsidiary is a party), or (B) any disability or workman's compensation arising out of any act or omission occurring prior to the Closing Date.

             1.7.9 Obligations to comply with Environmental Laws (as defined in Section 2.23.1.2 below) and all Liabilities and other Damages (as defined in
Section 7.2 below) arising out of non-compliance with Environmental Laws prior to the Closing Date or otherwise arising out of other environmental contamination of any property prior to the Closing Date (regardless of whether such contamination occurred prior to or after Seller or Subsidiary's lease of any such property which was leased by Seller or Subsidiary), including fees and costs arising out of the settlement, defense or response to directives or orders of any governmental entities or other persons or entities arising from the protection of human health or safety, the environment or natural resources, or otherwise arising out of environmental contamination of any kind or nature prior to the Closing Date on or under or which has migrated from or to any property the lease of which is to be assigned to Buyer pursuant to the terms hereof or to any property which now is or previously has been owned or leased by Seller or Subsidiary (regardless of whether such contamination occurred prior to or after the purchase or lease of any such property purchased or leased by Seller or Subsidiary), including personal injury claims and other claims of any kind or nature relating to environmental contamination existing on or prior to the Closing Date, including any Liabilities arising from the shipment, transportation, generation or otherwise arranging for the shipment or transportation of, on or prior to the Closing Date, any waste or any remediation on or prior to the Closing Date including any pre-remedial response, studies or investigations and subsequent remedial monitoring and care of or contamination of ground water, surface water, soils or air.

             1.7.10 Proceedings existing on the Closing Date.

             1.7.11 Seller or Subsidiary's accrued medical insurance (if any) or otherwise in connection with Seller or Subsidiary's medical plans;

             1.7.12 Liabilities related to any business of Seller or Subsidiary other than the Business.

             1.7.13 Professional fees incurred in connection with the negotiation of this Agreement and the other Transaction Documents and matters related thereto.

             1.7.14 Any amounts owing by Seller or Subsidiary to the Major Creditors other than as specifically assumed by Buyer pursuant to Section 1.6.6 above.

             1.7.15 Any other Liabilities of Seller or Subsidiary not specifically assumed pursuant to Section 1.6.

The parties hereto confirm and agree that the Liabilities under Seller or Subsidiary's Contracts that do not constitute Assumed Liabilities pursuant to
Section 1.7 hereof shall constitute Excluded Liabilities as between Buyer on the one hand and Seller and/or Subsidiary, on the other hand, whether or not Buyer has agreed with a third party to assume or otherwise be responsible for any Liabilities not constituting Assumed Liabilities. All Liabilities described in this Section 1.7 are hereinafter collectively referred to as the "Excluded Liabilities". For the purposes of this Section 1.7, Seller includes any person or entity owning or operating the Business (or any portion thereof) prior to Seller.

         1.8 Closing Financial Statements. Within thirty (30) calendar days after the Closing Date, Seller and Subsidiary shall provide Buyer with consolidated balance sheets of Seller and Subsidiary as of the Closing Date and related statements of income and retained earnings and cash flows for the period ended the Closing Date (the "Closing Financial Statements"), which Closing Financial Statements shall be at least as favorable as the Current Balance Sheet and the related statements of income and retained earnings and cash flows for the period ending December 31, 1997, including, without limitation, with respect to cash, accounts receivable, inventory and other assets. Buyer shall have sixty
(60) calendar days following its receipt of the Closing Financial Statements (the "Review Period") to review the same and the Purchased Assets. If Buyer in good faith reasonably determines that the Closing Financial Statements do not satisfy the foregoing requirements and objects to Seller and Subsidiary in writing on or before the expiration of the Review Period, the amount of direct damages suffered by Buyer as a result of such non-conformity may be offset against the amounts otherwise due pursuant to the terms of the Promissory Notes described in Section 5.2.11 below (pro rata among the Stockholders based on their pro rata portion of the original principal balance of such Promissory Notes).


                                    ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Seller, Subsidiary and the Stockholders hereby jointly and severally represent and warrant to Buyer as follows:

         2.1 Status; Authority; Binding Agreement. Seller and Subsidiary each have the requisite corporate power and authority to enter into this Agreement and the other documents and executed and delivered, or to be executed and delivered by them, in connection herewith (the "Transaction Documents") and to carry out their respective obligations hereunder and thereunder. The Stockholders each have the requisite power and authority to enter into this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which Seller, Subsidiary and/or the Stockholders are a party constitute the valid and binding obligations of Seller, Subsidiary and/or Stockholders, as the case may be, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights generally.

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         2.2 Share Ownership. The Stockholders are the legal beneficial and record owners of, and have good and valid title to, the Aviv Common Stock, free and clear of any and all Liens. The Aviv Common Stock represents one hundred percent (100%) of the issued and outstanding capital stock of Seller. The Aviv Common Stock is owned by each of the Stockholders in the amount set forth opposite his respective name on Schedule 2.2.

         2.3 Capitalization. All of the currently issued and outstanding shares of capital stock of Seller and Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any law (including State and federal securities laws) or in violation of any preemptive, first refusal or other subscription rights of any person or entity or of any agreement. Except as set forth on Schedule 2.3, there are no outstanding (a) shares of capital stock or other securities of Seller or Subsidiary, (b) securities of Seller or Subsidiary convertible into or exchangeable for shares of capital stock or other securities of Seller or Subsidiary, (c) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from Seller or Subsidiary, or agreements, commitments or obligations of Seller or Subsidiary to issue or sell, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of Seller or Subsidiary, or (d) agreements, commitments or obligations of Seller or Subsidiary to grant, or enter into any such option, warrant, call, right, commitment or agreement (the items in clauses (a), (b) (c) and (d) being referred to collectively as the "Company Securities"). There are no outstanding obligations of Seller or Subsidiary to sell, issue or deliver, or to repurchase, redeem or otherwise acquire any Company Securities.

         2.4 Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. Each of Seller and Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except where such failure to qualify will not have and could not be reasonably expected to have a material adverse effect on the business or assets of Seller or Subsidiary (a "Material Adverse Effect"). All jurisdictions in which Seller or Subsidiary is so qualified to do business are listed in Schedule 2.4. Seller, Subsidiary and the Stockholders have previously delivered to Buyer true and complete copies of the certificate of incorporation and by-laws of Seller and Subsidiary, as amended to date and as currently in effect, and all minutes of meetings (including actions in lieu thereof) of the board of directors (and each committee thereof) and stockholders of Seller and Subsidiary.

         2.5 Governmental Authorization; Permits. Except and set forth on
Schedule 2.5 the execution, delivery and performance by Seller, Subsidiary and the Stockholders of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration with, by or on behalf of Seller, Subsidiary or the Stockholders, any governmental or regulatory body, court, agency, official or authority (each, a "Governmental Authority"). Schedule 2.5 also lists all Permits registered in the name of Seller or Subsidiary or otherwise related to the Business.

         2.6 Non-Contravention. Except as set forth on Schedule 2.6, the execution, delivery and performance by Seller, Subsidiary and the Stockholders of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice, the lapse of time or both (a) contravene or conflict with the certificate of incorporation or by-laws of Seller or Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to Seller, Subsidiary or the Stockholders, which contravention, conflict or violation has had or could reasonably be expected to result in or have a Material Adverse Effect, (c) require any consent, approval or other action by any person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or Subsidiary or to a loss of any benefit to which Seller or Subsidiary is entitled, under any provision of (i) any agreement, contract, indenture, lease or other instrument binding upon Seller or Subsidiary, or (ii) any license, franchise, Permit or other similar authorization held by Seller or Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Seller or Subsidiary.

         2.7 Subsidiaries. Subsidiary is a direct, wholly-owned subsidiary of Seller. Except for Subsidiary, Seller does not hold or own, directly or indirectly, any capital stock or other equity securities of any other corporation, or have any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity, other than Subsidiary. To the extent possible, Seller and the Stockholders shall indicate on all Schedules to this Agreement whether each particular disclosure applies to Seller, Subsidiary or both. All references in this Agreement to "Seller and Subsidiary" or "Seller and Subsidiary" shall also be interpreted to mean "Seller or Subsidiary or both Seller and Subsidiary."

         2.8 Financial Statements. Attached hereto as Schedule 2.8(a) are true and complete copies of the consolidated balance sheets of Seller and Subsidiary as of May 31, 1997 (the "Annual Balance Sheets") and as of December 31, 1997 (the "Current Balance Sheet") and the related statements of income and retained earnings and cash flows for the fiscal years ended May 31, 1997 and for the period ended December 31, 1997. As used herein, "Balance Sheets" means the Annual Balance Sheet and the Current Balance Sheet and "Financial Statements" means each of the Balance Sheets and the annual and interim statements of income and retained earnings and cash flows referred to above in this Section 2.8. The Financial Statements are complete and correct in all material respects, in accordance with all books and records of Seller and Subsidiary (and such books and records accurately reflect the transactions of Seller and Subsidiary) and have been prepared in conformity with generally accepted accounting principles consistently applied. Seller and Subsidiary's books of account have been maintained on a consistent basis. Each Balance Sheet presents fairly the financial position of Seller and Subsidiary as of its date, and each statement of income and retained earnings and cash flows presents fairly the results of operations and changes in cash flow, respectively, for the respective periods then ended. All accounts receivable of Seller and Subsidiary are valid and enforceable, are not subject to any valid defense, set off, counterclaim or returns. and arose out of bona-fide transactions, except to the extent of any reserves therefor reflected on the Current Balance Sheet. There are no non-recurring types of income in excess (individually or in the aggregate) of $5,000 included in any line item of income in any of the statements of income and retained earnings included in the Financial Statements which are not identified as non-recurring types of income either in the caption or in notes to such Financial Statements. Seller's creditors other than the Bank representing at least eighty percent (80%) of all obligations and liabilities of Seller to its creditors other than the Bank are listed on Schedule 2.8(b) (the "Major Creditors").

         2.9 Absence of Certain Changes. Except as disclosed in Schedule 2.9, since May 31, 1997, the respective businesses of Seller and Subsidiary have been conducted in the ordinary course and there has not been:

             2.9.1 any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in or have a Material Adverse Effect on Seller or Subsidiary;

             2.9.2 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seller or Subsidiary, or any repurchase, redemption or other acquisition by Seller or Subsidiary of any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, Seller or Subsidiary;

             2.9.3 any amendment of any term of any outstanding security of Seller or Subsidiary;

             2.9.4 any incurrence, assumption or guarantee by Seller or Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business, but in any event not exceeding an aggregate of $5,000;

             2.9.5 any creation or assumption by Seller or Subsidiary of any Lien;

             2.9.6 any making of any loan, advance or capital contributions to or investment in any person;

             2.9.7 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Seller or Subsidiary which has had or would reasonably be expected to result in or have a Material Adverse Effect on Seller or Subsidiary;

             2.9.8 any acquisitions of any capital assets or other investments;

             2.9.9 any sale, lease, pledge, transfer or other disposition of any capital assets other than in the ordinary course of business consistent with past practices;

             2.9.10 any transaction or commitment made, or any contract or agreement entered into, by Seller or Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) other than those transactions covered by any other subparagraphs of this Section 2.9 or any relinquishment by Seller or Subsidiary of any contract or other right, in either case, involving an amount in excess of $5,000, other than transactions, commitments and relinquishments in the ordinary course of business and/or those contemplated by this Agreement;

             2.9.11 any change in any method of accounting or accounting practice by Seller or Subsidiary;

             2.9.12 other than with respect to employees of Seller (other than the Stockholders) in the ordinary course of Seller's business consistent with past practices, any (a) grant of any severance or termination pay to any director, officer or employee of Seller or Subsidiary, (b) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, consultant or employee of Seller or Subsidiary, (c) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, or
(d) change in compensation, bonus or other benefits payable to directors, consultants, officers or employees of Seller or Subsidiary;

             2.9.13 any labor dispute, other than routine individual grievances, or to the knowledge of Seller, Subsidiary or the Stockholders, any activity or proceeding by a labor union or representative thereof to organize any employees of Seller or Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Seller or Subsidiary;

             2.9.14 any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Seller or Subsidiary to compete with any person in any geographic area or engage in any line of business;

             2.9.15 any joint venture or similar arrangement which involves a sharing of profits or future payments to other persons;

             2.9.16 any license of any of the Intellectual Property; or

             2.9.17 any agreement, undertaking or commitment to do any of the foregoing.

         2.10 Absence of Undisclosed Liabilities. Each of Seller and Subsidiary has no liabilities or obligations except those liabilities or obligations which are (a) fully reflected or in the aggregate adequately reserved against in the Current Balance Sheet (including any notes thereto), (b) disclosed on Schedule
2.10 hereto, or (c) incurred in the ordinary course of business since the date of the Current Balance Sheet consistent with prior practices of Seller or Subsidiary. To the knowledge of Seller, Subsidiary and the Stockholders, there is no basis for any assertion against Seller or Subsidiary of any material liability or obligation of any nature or in any amount not fully reflected or in the aggregate adequately reserved against in the Current Balance Sheet. For the purposes of this Agreement the phrase "liabilities or obligations" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         2.11 Properties. Except as set forth in Schedule 2.11(a), all of the assets and properties of Seller and Subsidiary are reflected on the Current Balance Sheet (except to the extent not required to be so reflected by generally accepted accounting principles), and Seller and Subsidiary have good, valid and marketable title to all of their respective owned assets and properties, whether real, personal or mixed, tangible or intangible, that are material to the business of Seller and Subsidiary, free and clear of all Liens. All Bank Accounts (including account number, location and balance) and all safe deposit boxes are listed on Schedule 2.11(b).

         2.12 Real Property. Except as set forth on Schedule 2.12, Seller and Subsidiary do not own any real property. Set forth on Schedule 2.12 is an accurate and complete list and summary description of all real property currently leased by or on behalf of Seller or Subsidiary and, except as set forth on Schedule 2.12, none of the described leases require any consent to the transactions contemplated by this Agreement or the other Transaction Documents. Seller, Subsidiary and the Stockholders have previously delivered to Buyer accurate and complete copies of all leases listed and described on Schedule
2.12. Except as set forth on Schedule 2.12, Seller or Subsidiary has possession of each of the aforementioned properties and no event has occurred which, with the lapse of time or notice or both, could result in a default under any of the described leases. All rents or other material payment obligations which have become due in respect of each of such leased properties have been paid. Each of Seller and Subsidiary has complied with its obligations under said leases and neither has received any notice of any breach of its obligations under any covenants, agreements, statutory requirements, planning consents, by-laws, orders and regulations affecting any of such properties (whether owned or leased), their use and any business of Seller or Subsidiary there carried on.

         2.13 Condition of Tangible Assets. All tangible property, including the real property and structures thereon, of Seller and Subsidiary is in good operating condition, reasonable wear and tear excepted, and the operation and use of such property in the business of Seller and Subsidiary conforms to all applicable laws, ordinances, regulations, Permits, licenses and certificates, except where the failure to so conform has not had and could not reasonably be expected to result in or have a Material Adverse Effect on Seller or Subsidiary.

         2.14 Intellectual Property. Schedule 2.14 sets forth a true, correct and complete list of all of Seller and Subsidiary's rights in and to all Intellectual Property other than design copyrights. Except as disclosed on
Schedule 2.14, Seller or Subsidiary owns all of the Intellectual Property, free and clear of all Liens and is not subject to any license, royalty or other agreement. None of the Intellectual Property has been or is the subject of any pending or litigation or claim of infringement and, to the knowledge of Seller, Subsidiary and the Stockholders, no such litigation or claim is threatened. No license or royalty agreement to which Seller or Subsidiary is a party is in breach or default by any party thereto or the subject of any notice of termination given or threatened. To the knowledge of Seller, Subsidiary and the Stockholders, the use or sale of the Intellectual Property does not infringe any trademark, servicemarks, trade name, copyrights, trade secret, patent or confidential or proprietary rights of any other person or entity and Seller or Subsidiary has not received any notice contesting its right to use any Intellectual Property. Neither Seller nor Subsidiary has granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property. Each of Seller and Subsidiary owns or possesses adequate rights in and to all Intellectual Property necessary in connection with the operation of its respective business.

         2.15 Litigation. Except as set forth in Schedule 2.15, there is no Proceeding pending against or, to the knowledge of Seller, Subsidiary and the Stockholders, threatened against or affecting, Seller, Subsidiary or any of their respective properties or assets before any court or arbitrator or any Governmental Authority. Except as set forth in Schedule 2.15, there is no Proceeding pending or, to the knowledge of Seller, Subsidiary or the Stockholders, threatened against any officer or key employee relating to Seller, Subsidiary or their respective businesses. Neither Seller, Subsidiary nor any officer or key employee of Seller or Subsidiary is subject to any judgment, order or decree relating to Seller or Subsidiary entered in any lawsuit or proceeding or issued by any Governmental Authority. The foregoing sentences include, without limiting their generality, actions pending or, to the knowledge of Seller, Subsidiary and the Stockholders, threatened (or any basis therefor known to Seller, Subsidiary and the Stockholders) involving, to the knowledge of Seller, Subsidiary and the Stockholders, the prior employment or engagement of any of Seller or Subsidiary's officers or key employees or their use in connection with Seller or Subsidiary's business or any information or techniques allegedly proprietary to any of their former employers or to any other person.

         2.16 Contracts. Set forth on Schedule 2.16(a) is a list of any and all Contracts which require the payment by Seller or Subsidiary of at least $10,000 in any one year or $25,000 over a series of years. Seller and Subsidiary have entered into a written consignment Contract with each person or entity to whom Seller or Subsidiary has consigned any of its Inventory with a value of $75,000 or more. Except as set forth on Schedule 2.16(b), none of the rights of Seller or Subsidiary under any Contract will be adversely affected by the consummation of the transactions contemplated hereby. Each Contract is valid, binding and in full force and effect and is enforceable by Seller or Subsidiary, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws effecting creditors' rights generally. Except with respect to the accounts payable and trade payables listed on Schedule 2.16(c) and the debt to the Bank set forth on Schedule 2.16(d), Seller and Subsidiary have each performed all material obligations required to be performed by it under each Contract (and is not otherwise in default or claimed or purported or alleged to be in default thereunder which defaults will require payment by Seller or Subsidiary of at least $1,000 individually or

$10,000 in the aggregate) and, to the knowledge of Seller, Subsidiary and the Stockholders (except with respect to the timely receipt of accounts receivable), no other party thereto is in default thereunder, and neither Seller, Subsidiary nor any Stockholder has received or given notice of default with respect to any Contract, except as set forth on Schedule 2.16(e). When used in this Section 2.16, "default" includes a state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Contract. Seller, Subsidiary and the Stockholders have provided Buyer true and complete copies of all Contracts. Whenever any party represented or covenanted herein or in any Transaction Document that he or it has provided or furnished true and complete copies of or given or will give access to or otherwise make available Contracts or other documents, this includes the original document and all documents which supplement, amend, otherwise modify or otherwise interpret (including letter interpretations) such Contracts and other documents.

         2.17 Inventory. A list of all of Seller and Subsidiary's Inventory as of December 31, 1997, together with its physical location (specifying the location of the warehouse or place of consignment, as applicable), is listed on
Schedule 2.17(a). In the case any item of Inventory on consignment, Schedule 2.17(a) describes the terms of such consignment. Schedule 2.17(b) is a copy of each financing statement or consignment notice filing in effect with respect to the Inventory which have been filed by Seller or Subsidiary (collectively, the "Financing Statements").

         2.18 Taxes.

             2.18.1 Definitions. The term "Taxes" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, unemployment insurance, environmental, worker's compensation, Pension Benefit Guaranty Corporation premiums and all other taxes, fees, assessments or other charges of any kind similar to Taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing taxes. The term "Returns" as used herein means all returns, declarations, reports. statements and other documents required to be filed in respect of Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and "Return" means any one of the foregoing returns. All citations to the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

             2.18.2 General. Each of Seller and Subsidiary has filed all Returns required to be filed by or on its behalf on a timely basis and such Returns are true, complete and correct. None of the Returns filed or required to be filed by Seller or Subsidiary contains or will contain a disclosure statement under former Section 6661 or Section 6662 of the Code or any similar provision of any state, local or foreign law. All Taxes shown to be payable by Seller or Subsidiary on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and, the knowledge of Seller, Subsidiary or the Stockholders, no other Taxes are payable by Seller or Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period with respect to which Seller has been required to file a Return or make a payment with respect to Taxes. Each of Seller and Subsidiary has withheld and paid over all Taxes required to have been withheld and paid over by it, and complied in all respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of Seller or Subsidiary with respect to Taxes other than Liens for Taxes not yet due and payable and no Liens will arise as a result of the transactions contemplated by this Agreement directly as a result of acts of Seller, Subsidiary or the Stockholders.

             2.18.3 Waivers, etc. No issues have been raised and are currently pending by any taxing authority in connection with any of the Returns of Seller or Subsidiary. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from Seller or Subsidiary. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an appropriate reserve therefor has been established and is fully reflected in the Financial Statements. All elections with respect to Taxes affecting Seller or Subsidiary, as of the date hereof, are set forth in the Returns, other than any such elections which are not required to be included in the Returns, copies of which have been made available to Buyer.

         2.19 Employees. Schedule 2.19 sets forth a true and complete list of
(a) the names, titles, annual salaries and other compensation of all employees of Seller and Subsidiary (the "Employees") as of the date first above written and the location at which such Employees regularly perform services for Seller or Subsidiary, and (b) the wage rates for non-salaried Employees of Seller or Subsidiary (by classification). Any agreements, commitments or understandings between Seller or Subsidiary and any Employee concerning such Employee's future salary, compensation or terms of employment are summarized in Schedule 2.19. Except as set forth on Schedule 2.19, as of the date first written above none of such Employees has indicated to Seller, Subsidiary or a Stockholder that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. Seller and Subsidiary have no Employees represented by a union and each of Seller and Subsidiary (a) is in compliance with all material applicable laws and regulations respecting welfare and retirement benefit plans, employment wages and laws, and (b) is not engaged in any unfair labor practice. All of Seller and Subsidiary's employees are employees-at-will and may be terminated by Seller or Subsidiary, as the case may be, for any reason at any time.

         2.20 Transactions with Affiliates. Except as set forth in Schedule 2.20, there are no Contracts or other continuing transactions between Seller and/or Subsidiary, on the one hand, and any affiliate of Seller, Subsidiary or any Stockholder, on the other hand. Except as set forth in Schedule 2.20, none of the officers or directors of Seller or Subsidiary (a) has any material direct or indirect interest in any entity which does business with Seller or Subsidiary, (b) has any direct or indirect interest in any property, asset or right which is used by Seller or Subsidiary in the conduct of its business, or
(c) has any contractual relationship with Seller or Subsidiary other than such relationships which occur from being an employee, officer, director or stockholder of Seller or Subsidiary.

         2.21 Insurance Coverage. Schedule 2.21 sets forth an accurate and complete list of all Insurance Policies and the cash surrender values of each such life Insurance Policy. To the knowledge of Seller, Subsidiary and the Stockholders, there is no claim by Seller or Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Seller and Subsidiary have otherwise complied in all material respects with the terms and conditions of the Insurance Policies. Such Insurance policies have been in effect since the dates indicated on Schedule 2.21 and remain in full force and effect. Seller and the Stockholders have no knowledge of any threatened termination of, and have not received written notice of, any premium increase with respect to, any of such policies or bonds.

         2.22 Compliance with Laws; No Defaults. Except as disclosed in Schedule 2.22, Seller and Subsidiary are not in violation of any applicable provisions of any law, statute, ordinance, regulation, judgment, order, injunction, Permit, license, certificate or other authorization, or its governing instruments, except for violations that have not had and could not reasonably be expected to have a Material Adverse Effect on Seller or Subsidiary. Neither Seller nor Subsidiary is in material default under, and to the knowledge Seller, Subsidiary or the Stockholders, no condition exists that with notice or lapse of time or both would constitute a material default under, any applicable law, statute, ordinance, regulation, judgment, order, injunction, Permit, license, certificate or other authorization, or its governing instruments. Except as set forth on
Schedule 2.22, each of Seller and Subsidiary is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or could reasonably be expected to have, a Material Adverse Effect on Seller or Subsidiary. There is no unfair labor practice complaint pending or, to the knowledge of Seller, Subsidiary or the Stockholders, threatened against Seller or Subsidiary before the National Labor Relations Board.

         2.23  Environmental Matters.

               2.23.1 Definitions. As used herein:

                      2.23.1.1 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                      2.23.1.2 "Environmental Laws" means any and all laws or regulations, judicial decisions, orders or Permits issued to Seller or Subsidiary of applicable governing authorities relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances medical wastes or other wastes or the clean-up or other remediation thereof.

                    2.23.1.3 "Environmental Liabilities" means all liabilities arising in connection with or in any way relating to the assets of Seller, Subsidiary or Seller or Subsidiary's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 2.23, or (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

                    2.23.1.4 "Hazardous Substance" means petroleum products or hazardous substances as defined in Section 101 of CERCLA on the date of this Agreement.

                    2.23.1.5 "Release" has the meaning specified in 42 U.S.C. ss.9601(22) on the date of this Agreement.

                    2.23.1.6 For purposes of this Section, the term "Seller" or "Subsidiary" shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of Seller or Subsidiary, as the case may be.

             2.23.2 Except as disclosed on Schedule 2.23, to the knowledge of Seller, Subsidiary and the Stockholders:

                    2.23.2.1 no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed with any Governmental Authority, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Seller, Subsidiary and the Stockholders, threatened by any governmental entity or other person with respect to any (a) alleged violation by Seller or Subsidiary of any Environmental Law or liability thereunder, (b) alleged failure by Seller or Subsidiary to have any Permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business, or (c) Release of Hazardous Substances;

                    2.23.2.2 no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos. asbestos-containing material or underground storage tank (active or abandoned) is or was present at any property now owned or leased by Seller or Subsidiary in such quantities, concentrations, forms or levels which would constitute a violation of any applicable Environmental Laws;

                    2.23.2.3 there are no Environmental Liabilities that have had or may reasonably be expected to have a Material Adverse Effect on Seller or Subsidiary; and

                    2.23.2.4 there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller or Subsidiary has possession, or to the knowledge of Seller, Subsidiary and the Stockholders, to which it has access, in relation to the current or prior business of Seller or Subsidiary or any property or facility now or previously owned or leased by Seller or Subsidiary which has not been delivered to Buyer at least five days prior to the date hereof. Seller and Subsidiary have not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or, to the knowledge of Seller, Subsidiary and the Stockholders, proposed for listing under CERCLA, or under any similar state or local environmental law or which is the subject of Federal, state or local enforcement actions or other investigations by applicable governing authorities which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA or analogous state environmental clean-up laws.

         2.24 Employee Plans. Schedule 2.24 sets forth a complete list of all benefits provided to employees of Seller and Subsidiary, including all benefit plans, policies, agreements and arrangements of Seller.

         2.25 No Brokers or Finders. Seller, Subsidiary and the Stockholders have not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated by this Agreement.


                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer and Parent hereby represent and warrant to the Stockholders as follows:

         3.1 Status; Authority; Binding Agreement. Each of Buyer and Parent has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. This Agreement and the other Transaction Documents to which it is a party constitute the valid and binding obligations of Buyer and Parent, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         3.2 Corporate Existence and Power. Buyer and Parent are each corporations duly incorporated, validly existing and in good standing under the laws of the state of Delaware and the province of Ontario, Canada, respectively, and each has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and currently proposed to be conducted. Each of Buyer and Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except (a) where such failure to qualify will not have a Material Adverse Effect on the business of Buyer or Parent, as the case may be, and (b) that Buyer will qualify to do business as a foreign corporation in the State of Texas after Seller and Subsidiary have complied with the requirements contained in Section
4.3 below regarding the use of the corporate name "Aviv, Inc." Buyer has delivered to Seller, Subsidiary and the Stockholders true and correct copies of the Certificate of Incorporation and bylaws of Buyer, as amended to date.

         3.3 Governmental Authorization. The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any consent, approval or action by or in respect of, or any declaration, filing or registration by Buyer or Parent with any Governmental Authority.

         3.4 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice, the lapse of time or both (a) contravene or conflict with the certificate of incorporation or by-laws of Buyer or Parent,
(b) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to Buyer or Parent which contravention, conflict or violation has had or could reasonably be expected to result in or have a material adverse effect on the business or assets of Buyer or Parent, (c) require any consent, approval or other action by any person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Parent or to a loss of any benefit to which Buyer or Parent is entitled, under any provision of (i) any agreement, contract, indenture, lease or other instrument binding upon Buyer or Parent, or (ii) any license, franchise, Permit or other similar authorization held by Buyer or Parent, or (d) result in the creation or imposition of any Lien on any asset of Buyer or Parent.

         3.5 Authorization of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by all requisite corporate action on the part of Buyer and Parent. This Agreement has been duly executed and delivered on behalf of Buyer and Parent.

         3.11 Brokerage Agreement. Buyer and Parent have not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated by this Agreement.

         3.12 Solvency. Neither the Buyer nor Parent (a) is now insolvent, nor will it be rendered insolvent by the occurrence of the transactions contemplated by this Agreement, and (b) is subject to any currently pending, or to the knowledge of the Buyer or Parent, threatened bankruptcy or insolvency proceedings.

                                    ARTICLE 4
                                    COVENANTS

         4.1 Non-Compete, Non-Solicitation and Confidentiality.

             4.1.1 Non-Compete; Non-Solicitation. For a period ending three (3) years after the Closing Date, neither Seller, Subsidiary, Beer nor their respective affiliates shall, without the prior written consent of Buyer, engage in a business which competes with the business of Seller, Subsidiary or Buyer as conducted on the Closing Date, directly or indirectly, personally or as an employee, owner, consultant, manager, associates, partner, agent or otherwise, or by means of any corporate or other device within the United States (the "Territory"); nor shall Seller, Subsidiary, Beer or their respective affiliates for such period and in the Territory solicit orders, directly or indirectly from any customer of Seller, Subsidiary or Buyer on or prior to the Closing Date for any product substantially similar to those sold, manufactured or distributed by Seller, Subsidiary or Buyer on or prior to the Closing Date, personally or as an employee, owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device (each a "Capacity"); nor shall Seller, Subsidiary, Beer or their respective affiliates for such period solicit for employment any employee of Seller, Subsidiary or Buyer as of, following or six
(6) months prior to the Closing Date. Notwithstanding anything contained herein to the contrary, this Section 4.1.1 shall not apply to (a) Cash, (b) Wayne or
(c) any affiliates of Cash or Wayne which are not affiliates of Seller, Subsidiary or Beer.

             4.1.2 Confidentiality. Seller, Subsidiary and the Stockholders acknowledge that by reason of their affiliation with Seller, Subsidiary and Buyer, they have had access to confidential information of Seller, Subsidiary and Buyer. Seller, Subsidiary and the Stockholders covenant and agree that they shall not directly or indirectly, in any Capacity, use for their own benefit or divulge to any third party any Confidential Information or trade secrets of Buyer, Seller or Subsidiary except as required by law. As used herein "Confidential Information" shall consist of the terms of this Agreement and all information, knowledge or data relating to the Purchased Assets, the Assumed Liabilities, the Business and Buyer (including without limit all information relating to inventions, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available as of the date of execution and delivery of this Agreement.

             4.1.3 Specific Performance. Seller, Subsidiary and the Stockholders acknowledge that the restrictions contained in this Section 4.1 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause Seller, Subsidiary and the Stockholders undue hardship, and that any violations of any provision of this Section 4.1 will result in irreparable injury to Buyer and that, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

         4.2 Intentionally Omitted.

         4.3 Change of Name; Use of Names. Promptly following the Closing, Seller and Subsidiary shall each file, to the extent necessary, an amendment to its charter, trade name certificate or similar document and cause its affiliates to file an amendment to their respective charter, trade name certificate or similar document changing their respective names immediately after the Closing to a name not confusingly similar in the sole judgment of Buyer to the name "Aviv, Inc." or "New York Gold & Diamond Exchange, Inc." Seller, Subsidiary and the Stockholders agree that after the Closing it or he will not, and will cause its or his respective affiliates not to, use the name "Aviv, Inc." or "New York Gold & Diamond Exchange, Inc." or any other trade names, expressions, corporate symbols, logos, service marks or trademarks of the Business or any derivative of any thereof or any name or logo etc. that is confusingly similar to any thereof, in any form or manner or for any purpose.

         4.4 Cooperation. Each of the parties hereto covenants and agrees that he or it shall cooperate fully with the other parties in furnishing any information or performing any action reasonably requested by such other party, which information or action is necessary to the successful consummation of the transactions contemplated by this Agreement or is necessary, appropriate or desirable for the corporate purposes of Buyer. Subject to its further rights under this Agreement, he or it shall use all reasonable efforts to cause the Closing to occur at the earliest practicable time.

         4.5 Certain Other Covenants. Seller and Subsidiary hereby covenant and agree with Buyer to do, or not do, as the case may be, the following prior to the Closing Date:

             4.5.1 Preservation of Business Organization. Seller and Subsidiary shall use all reasonable efforts to preserve without material impairment the business organization of Seller and Subsidiary and their respective goodwill as to payors, providers, suppliers, distributors, clients and others having business relations with Seller and Subsidiary.

             4.5.2 Carry on in Regular Course. Seller and Subsidiary shall each carry on its respective business in the ordinary course in a manner consistent with its past practices.

             4.5.3 Capital Stock. Seller and Subsidiary shall not redeem, purchase or otherwise acquire any Seller Securities or agree to do any of the foregoing. Seller and Subsidiary shall not issue, deliver, sell or grant or authorize or propose the issuance, delivery, sale or grant of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities.

             4.5.4 Other Actions. Without the prior written consent or approval of Buyer, each of Seller and Subsidiary shall not (a) amend its certificate of incorporation or by-laws; (b) declare, set aside or pay any dividend or otherwise make a distribution with respect to any shares of capital stock of Seller or Subsidiary, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other equity or ownership interests in, Seller or Subsidiary; (c) amend any term of any outstanding security of Seller or Subsidiary; (d) incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding an aggregate of $5,000; (e) create or assume any Lien on any asset;
(f) make any loan, advance or capital contributions to or investment in any person; (g) acquire any capital assets or any other investments; (h) sell, lease, pledge, transfer or dispose of any capital assets other than in the ordinary course of business consistent with past practices; (i) enter into any transaction or make any commitment or any contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, material to Seller or Subsidiary, other than transactions, commitments and relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (j) make or change any election in respect of Taxes, adopt or change any method of accounting or accounting practice in respect of Taxes, settle any claim in respect of Taxes, or consent to any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (k) grant any severance or termination pay to any director, officer or employee of Seller or Subsidiary, enter into any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Seller or Subsidiary, change the benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements or change the compensation, bonus or other benefits payable to directors, officers or employees of Seller or Subsidiary, other than increases in the ordinary course of business of the compensation of the employees of Seller or Subsidiary; (l) enter into any partnership arrangements, joint development agreements or strategic alliances; (m) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Intellectual Property or enter into grants to future patent rights, other than in the ordinary course of business; (n) make any grant of exclusive rights to any third party; (o) enter into any transaction with any of the stockholders or any affiliates of any of the stockholders, other than in the ordinary course of, and pursuant to the reasonable requirements of, its business and upon terms that are no less favorable to Seller or Subsidiary than Seller or Subsidiary could obtain in a comparable transaction with a person who was not such a stockholder or an affiliate of such a stockholder or other than as contemplated by this Agreement; or (p) agree to do any of the foregoing.

             4.5.5 Access. Seller and Subsidiary shall permit officers, employees, agents, attorneys and accountants and other persons designated by Buyer full access after reasonable notice during normal business hours to the properties, books, contracts, commitments, tax returns, examination reports of the Internal Revenue Service and other records of Seller or Subsidiary in connection with and in furtherance of the transactions contemplated by this Agreement. Unless prohibited by law or contract, such designees of Buyer shall be furnished with true, accurate and complete copies of such contracts, commitments and other records and all other information with respect to the assets and business of Seller or Subsidiary as such designees may reasonably request. Until the Closing Date, (a) Buyer shall keep all such information and documentation disclosed by the Stockholders, Seller and/or Subsidiary hereunder confidential; (b) Buyer shall treat such information and documentation with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information and shall not make more than one copy of such information or documentation; (c) Buyer shall not disclose or communicate to any third party in any manner whatsoever any such information or documentation supplied by the Stockholders, Seller and/or Subsidiary hereunder without the prior written consent of the Stockholders; and (d) Buyer shall confine access to such information and documentation to its attorney and/or accountant or other individuals who are directly concerned with the evaluation of the acquisition of the stock of Seller and Subsidiary and shall insure that every such individual is informed that he or she is bound by the provisions of this Agreement.

             4.5.6 Notices of Certain Events. Seller and Subsidiary shall promptly notify Buyer of:

                    4.5.6.1 any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                    4.5.6.2 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                    4.5.6.3 any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting Seller or Subsidiary that relate to the consummation of the transactions contemplated by this Agreement; and

                    4.5.6.4 any matter arising and discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or that constitutes a breach or prospective breach of this Agreement by Seller, Subsidiary or the Stockholders.

         4.6 No Press Pledge. Neither the Buyer, Parent, Seller, Subsidiary or the Stockholders shall issue any press release regarding the transactions contemplated by this Agreement without obtaining the prior written consent of the other parties hereto.


                                    ARTICLE 5
                              CONDITIONS OF CLOSING

         5.1 Conditions to Obligations of Buyer. Consummation by Buyer of the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

             5.1.1 Representations and Warranties. The representations and warranties of Seller, Subsidiary and the Stockholders contained herein (including the Schedules hereto) and in any other Transaction Document shall be true and correct as of the date hereof, as of the Effective Date and as of the Closing Date; provided, that the representations and warranties contained in Sections 2.11, 2.15, 2.16, 2.17, 2.19 and 2.21 of this Agreement shall be true as of date hereof and as of the Closing Date.

             5.1.2 Covenants. Each of Seller, Subsidiary and the Stockholders, as the case may be, shall have performed or complied with all obligations, agreements and covenants required to be performed or complied with by him or it hereunder prior to or on the Closing Date.

             5.1.3 Certificate. Buyer shall have received a certificate from Seller, Subsidiary and the Stockholders as to their compliance with Sections 5.1.1, 5.1.2, 5.1.11 and 5.1.14 hereof.

             5.1.4 No Adverse Change. In the sole opinion of Buyer, there shall not have occurred since the date of execution and delivery of this Agreement any adverse change in the business, operations, results of operations, or condition, financial or otherwise, of Seller and Subsidiary.

             5.1.5 Tax Refund. Seller and Subsidiary shall have executed and delivered an Assignment of Tax Refund in the form attached hereto as Exhibit
5.1.5 and related UCC-1 financing statements in favor of Buyer. In the event that the Assignment of Tax Refund is deemed invalid or unenforceable in whole or in part, Seller, Subsidiary and the Stockholders agree to promptly make a cash payment to Buyer in the amount that would otherwise be due to Buyer thereunder in the absence of such invalidity or unenforceability.

             5.1.6 Employment Agreement. Buyer and Beer shall have executed and delivered an Employment Agreement on terms acceptable to Buyer and Beer (the "Employment Agreement").

             5.1.7 Consents and Permits. Seller, Subsidiary and the Stockholders shall have delivered to Buyer all consents, Permits and authorizations necessary with respect to them for consummation of the transactions contemplated by this Agreement.

             5.1.8 Leased Property. Buyer and Seller shall have entered into a sublease for the premises located at 4665 Southwest Freeway, Houston, Texas 77027 (the "Lease"). The term of the Lease shall be for five (5) years (with the right of termination thereof by Buyer at any time upon giving Seller at least four (4) months' written notice at any time after the first two (2) months of such Lease). Parent shall have guaranteed the obligations of Buyer pursuant to the Lease.

             5.1.9 Outstanding Debt. Upon payment by Buyer to the Bank of the amount described in Section 5.2.11 below, the Bank shall at Closing execute and deliver a release of Buyer, Parent and all of their respective affiliates and all officers, directors, employees, agents and advisors of Buyer, Parent and all of their respective affiliates from any further liability or obligation with respect thereto.

             5.1.10 Intentionally Omitted.

             5.1.11 No Injunction, Etc. There shall be no legal proceeding then pending or threatened or any legal requirement proposed, promulgated, enacted or applicable to the transactions contemplated hereby which seeks to or does (a) restrain, delay, invalidate, or otherwise prohibit or otherwise make illegal this Agreement or its consummation in whole or in part, or (b) obtain material damages or any other material relief arising out of the execution, delivery or performance of this Agreement.

             5.1.12 Opinion of Counsel. Schlanger, Mills, Mayer & Grossberg, L.L.P., counsel to Seller, Subsidiary and the Stockholders, shall have delivered to Buyer an opinion, dated the Closing Date, substantially in the form of
Exhibit 5.1.12 hereto.

             5.1.13 Assignment and Assumption Documents. Seller, Subsidiary and/or Buyer, as appropriate, shall have executed assignment and assumption documents in form and content mutually satisfactory to the parties, including, without limitation, a Bill of Sale substantially in the form of Exhibit 5.1.13(a) hereto (the "Bill of Sale"), an Assumption Agreement substantially in the form of Exhibit 5.1.13(b) hereto (the "Assumption Agreement"), trademark assignments substantially in the form of Exhibit 5.1.13(c) hereto (the "Trademark Assignments"), copyright assignments substantially in the form of
Exhibit 5.1.13(d) hereto, and UCC-3 financing statements assigning the Financing Statements to Buyer (the "UCC-3s").

             5.1.14 Material Customer. No material customer of Seller or Subsidiary shall have ceased to do business or shall have substantially reduced its business relationship with Seller or Subsidiary and Seller and Subsidiary shall not have received any notice to such effect.

             5.1.15 Financing. Buyer shall have received financing to effectuate the transactions contemplated by this Agreement from a lender satisfactory to Buyer in its sole discretion.

             5.1.16 Deliveries. All deliveries required to be made under this Agreement to Buyer on or before the Closing Date shall have been received by Buyer.

             5.1.17 Creditors. The Major Creditors shall have each agreed to accept twenty-five percent (25%) of all amounts owed by Seller to it in full satisfaction of all amounts owed by Seller to such creditor and shall deliver to Seller and Buyer a general release in substantially the form of Exhibit 5.1.17 hereto.

             5.1.18 Cash Surrender Value. Buyer shall have received (a) the Cash Surrender Values of the Excluded Policies other than the Pledged Cash Surrender Value, and (b) all documentation deemed necessary by Buyer to assign to Buyer all rights in the Pledged Cash Surrender Value.

             5.1.19 Due Diligence. Buyer shall have been satisfied in its sole discretion with the results of all due diligence conducted in connection with this Agreement and the other Transaction Documents, including, without limitation, with respect to the amounts to be paid by Buyer to the Bank as set forth in Section 5.2.11 below.

         5.2 Conditions to Obligations of Seller, Subsidiary and the Stockholders. Consummation by Seller, Subsidiary and the Stockholders of the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

             5.2.1 Representations and Warranties. The representations and warranties of Buyer contained herein and in any other Transaction Document shall be true and correct as of the date hereof, the Effective Date and the Closing Date.

             5.2.2 Covenants. Buyer shall have performed or complied with all obligations, agreements and covenants required to be performed or complied with by it hereunder prior to or on the Closing Date.

             5.2.3 Certificate. Seller, Subsidiary and the Stockholders shall have received a certificate of the President of Buyer as to compliance with Sections 5.2.1, 5.2.2 and 5.2.4 above.

             5.2.4 No Injunction, Etc. There shall be no legal proceeding then pending or threatened or any legal requirement proposed, promulgated, enacted or otherwise applicable to the transactions contemplated hereby which seeks to or does (a) restrain, delay, invalidate, or otherwise prohibit or otherwise make illegal this Agreement or its consummation in whole or in part, or (b) obtain material damages or any other material relief arising out of the execution, delivery or performance of this Agreement.

             5.2.5 Deliveries. All deliveries required to be made under this Agreement by Buyer to Seller, Subsidiary and the Stockholders on or before the Closing Date shall have been received by the Stockholders.

             5.2.6 Employment Agreement. Buyer and Beer shall have executed and delivered the Employment Agreement.

             5.2.7 Consents and Permits. The Buyer shall have delivered to Seller, Subsidiary and the Stockholders all consents, Permits and authorizations necessary for consummation by the Buyer and Parent of the transactions contemplated by this Agreement.

             5.2.8 Assignment and Assumption Documents. Seller, Subsidiary and/or Buyer, as appropriate, shall have executed assignment and assumption documents in form and content mutually satisfactory to the parties, including, without limitation, the Bill of Sale, the Assumption Agreement, the Trademark Assignments and the UCC-3s.

             5.2.9 Outstanding Debt. The outstanding principal, interest, penalties and all other sums due by Seller and/or Subsidiary to the Bank shall be paid in full by Buyer at Closing and the Bank shall at Closing execute and deliver a release of Cash, Beer and Wayne of any and all liability or obligation with respect to such debt (including without limitation the termination and cancellation of their respective personal guarantees of Cash, Beer and Wayne of such debt).

             5.2.10 Opinion of Counsel. Sills Cummis Zuckerman Radin Tischman Epstein & Gross, counsel to Buyer, shall have delivered to Seller and Subsidiary an opinion, dated the Closing Date, substantially in the form of Exhibit 5.2.11 hereto.

             5.2.11 Promissory Note. Samuel Jacob Berkovits shall have executed and delivered a Promissory Note to each of the Stockholders in form and substance satisfactory to Mr. Berkovits and the Stockholders pursuant to which Mr. Berkovits will assume the loans by the Stockholders to Seller in the amounts set forth on Schedule 5.2.11.

                                    ARTICLE 6
                                   TERMINATION

         6.1 Right to Terminate. This Agreement may be terminated by (a) mutual written consent of the parties hereto, or (b) written notice from either (i) Buyer to Seller, Subsidiary and the Stockholders, or (ii) Seller to Buyer if the Closing has not been consummated within seven (7) business days after the date of execution and delivery of this Agreement.

         6.2 Effect of Termination. In the event of the termination of this Agreement, each party hereto shall have all rights and remedies to the extent such termination arises from a misrepresentation, breach of warranty or breach of covenant.


                                    ARTICLE 7
                            SURVIVAL; INDEMNIFICATION

         7.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall survive the Closing (a) indefinitely with respect to those made pursuant to Sections 2.1, 2.2, 2.3 and
2.4 above, (b) until the later of the third anniversary of the Closing Date or the expiration of the applicable statute of limitations with respect to those made pursuant to Sections 2.18, 2.23 and 2.24 above, and (c) until twenty-one
(21) months after the Closing Date with respect to all others; provided, that covenants and agreements contained in this Agreement to be performed following the Closing Date shall continue in effect as specified herein. Notwithstanding the preceding sentence (other than the proviso), any claim or liability regarding any covenant, agreement, representation or warranty arising prior to the termination of the covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.2 shall survive such termination pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to party against whom such indemnity may be sought prior to such time.

         7.2 Indemnification by Seller, Subsidiary and the Stockholders. Seller, Subsidiary and the Stockholders hereby jointly and severally agree to indemnify, defend, protect, and hold harmless each of Buyer, Parent, their respective affiliates, and all officers, directors, employees, agents and advisors of Buyer, Parent and their respective affiliates (each in its capacity as an indemnified party, a "Buyer Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses net of income tax benefits to such Buyer Indemnitee in the current year (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Buyer Indemnitee as a result of or arising out of (a) any breach of any representation or warranty of

Seller, Subsidiary, or the Stockholders set forth herein, or in any certificate or other document delivered in connection herewith with respect to which a claim for indemnification is brought by a Buyer Indemnitee hereunder, (b) any breach or nonfulfillment by Seller, Subsidiary or the Stockholders, or any noncompliance by Seller, Subsidiary or the Stockholders with any, covenant, agreement, or obligation of Seller, Subsidiary or the Stockholders contained herein, or in any certificate or other document delivered in connection herewith, or (c) any Excluded Liability.

         7.3 Indemnification by Buyer and Parent. Buyer and Parent hereby jointly and severally agree to indemnify, defend, protect and hold harmless Seller, Subsidiary, their respective affiliates (including the Stockholders), and all officers, directors, employees, agents and advisors of Seller, Subsidiary and their respective affiliates (each in its capacity as an indemnified party, a "Seller Indemnitee") at all times from and after the date of this Agreement from and against all Damages incurred by any of Seller Indemnitees as a result of or arising out of (a) any breach of any representation or warranty of the Buyer or Parent set forth herein, or in any certificate or other document delivered in connection herewith with respect to which a claim for indemnification is brought by any Stockholder, and/or (b) any breach or nonfulfillment by the Buyer or Parent or any noncompliance by the Buyer or Parent with any covenant, agreement or obligation contained herein or in any certificate or other document delivered in connection herewith, or (c) any Assumed Liability.

         7.4 Third Person Claims. Promptly after a Buyer Indemnitee or a Stockholder entitled to indemnification hereunder has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, such Buyer Indemnitee or Stockholder, as the case may be, shall, as a condition precedent to a claim pursuant to this Article 7, give the Buyer, Parent or Stockholders, as the case may be, required to indemnify such Buyer Indemnitee or Stockholder pursuant to this Article 7 notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect such Buyer Indemnitee or Stockholder's right to indemnification hereunder with respect to such claim, action or proceeding except to the extent actually prejudiced by such failure to give notice. The Buyer Indemnitee or Stockholder, as the case may be, shall be entitled to indemnification under this Article 7 for the reasonable fees and expenses of its counsel for any period during which the indemnifying parties have not assumed the defense of any claim. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the indemnified party, the failure of the indemnifying parties to object thereto within five (5) business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Article 7.


                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Amendments. This Agreement may be amended, modified or supplemented by, and only by, written agreement executed and delivered by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein.

         8.2 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when sent by confirmed facsimile transmission or federal express, mailed by United States certified mail, return receipt requested ("Certified Mail") or delivered in person against receipt, to the party and its counsel to whom it is to be given at their addresses set forth on Schedule 8.2 or to such other address as a party shall have furnished in writing in accordance with the provisions of this Section 8.2. Any such notice shall conclusively be deemed to have been received three (3) days after mailing by Certified Mail.

         8.3 Counterparts; Construction; Joint Effort; No Third Party Beneficiaries. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. All personal pronouns used in this Agreement and in any other Transaction Document, whether used in the masculine, feminine or neuter gender, include all other genders; the singular includes the plural and vice versa. All references herein to Articles, Sections or Subsections refer to the corresponding Articles, Sections or Subsections of this Agreement unless specific reference is made to Articles, Sections or Subsections of another document.

         8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns; provided, however, that Seller, Subsidiary and the Stockholders may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement or under any other Transaction Document.

         8.5 Governing Law; to Jurisdiction. This Agreement and the other Transaction Documents other than (a) the Promissory Notes referred to in Section 5.2.11, above and (b) the issue as to whether or not a purchaser may rely on the financial statements prepared by an accountant for a seller (collectively, the "Texas Issues"), shall be governed by and construed in accordance with the laws of New Jersey, without regard to the conflicts of law principles thereof. The Texas Issues shall be governed by and construed in accordance with the laws of Texas, without regard to the conflicts of law principles thereof. The parties hereby consent to the jurisdiction of the courts of the State of New Jersey with respect to all matters relating to this Agreement or any of the other Transaction Documents.

         8.6 Entire Agreement; Amendments; Waivers. This Agreement, together with the other Transaction Documents and Schedules and Exhibits hereto and thereto, constitutes the entire understanding of the parties and supersedes any prior agreements or understandings, written or oral, between or among the parties hereto with respect to the subject matter hereof. No amendment of, waiver or consent under, or other modification of this Agreement shall be valid or binding upon the party against whom same is desired to be enforced unless made in writing and executed by such party. No consent or waiver, express or implied, by a party to or of any breach by any other party in the performance by it of any of its obligations hereunder on any one occasion shall be deemed or construed to be a consent or waiver to or of the breach in the performance by such party of the same or any other obligation of such party hereunder on any other occasion. Failure on the part of any party to complain of any act or failure to act of any other party hereunder or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by a party of its rights hereunder.

         8.7 Survival of Agreements. Subject to the limitations set forth in
Section 7.1, all of the representations, warranties, covenants and agreements of all of the parties contained in this Agreement (including in any Schedule or Exhibit) and/or in any other Transaction Document shall survive the execution, delivery and performance of this Agreement and each other Transaction Document.

         8.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance(s) shall be invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of such provision to other person(s) or circumstance(s) shall not be affected thereby, and (b) each such provision shall be enforced to the greatest extent permitted by applicable legal requirements. The parties agree that if a court invalidates or renders unenforceable any provision hereof, it is their intent that such court either reduce the scope, duration or other aspects of such provision to the maximum extent enforceable or replace any such provision with a valid and enforceable provision that comes closest to expressing the intention of the invalid or unenforceable provision to the maximum extent permitted by law and this Agreement shall be fully enforceable as so modified.

         8.9 Further Assurances. Without limiting the generality of any provisions of this Agreement, each party shall from time to time prior to, on and/or after the Closing Date cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         IN WITNESS WHEREOF, the undersigned have signed this Asset Purchase Agreement as of the day and year first written above.


Witness/Attest:                             AVIV, INC., a Delaware corporation (Buyer)


________________________                    By:______________________________


                                            D.G. JEWELLERY OF CANADA LTD. (Parent)


________________________                    By:______________________________


                                            AVIV, INC., a Texas corporation (Seller)


________________________                    By:______________________________



                                            NEW YORK GOLD & DIAMOND EXCHANGE,
                                            INC., a Texas corporation (Subsidiary)


________________________                    By:______________________________



------------------------                    ------------------------
                                                     Gadi Beer



------------------------                    ------------------------
                                                    Allan Wayne


------------------------                    ------------------------
                                                   Steven Cash